Exhibit 10.2

FIRST AMENDMENT TO CHANGE IN CONTROL AGREEMENT

THIS FIRST AMENDMENT TO CHANGE IN CONTROL AGREEMENT (this “First Amendment”) is dated effective as of November 1, 2021 (the “Effective Date”), by and between Corey D. Code (the “Executive”) and Ovintiv Inc., a Delaware corporation (the "Corporation").  The Executive and Corporation may each individually be referred to as a “Party” and together the “Parties”.

WHEREAS, the Executive and Corporation are parties to that certain Change in Control Agreement, effective January 24, 2020 (the "Original CIC Agreement"), pursuant to which the Corporation agreed to provide the Executive with certain compensation and benefits upon a change in control of the Corporation; and

WHEREAS, the Parties desire to amend Section 4 of the Original CIC Agreement to, among other things, modify the calculation of the lump sum bonus payment entitled to the Executive following a change in control event at the Corporation.

NOW THEREFORE, for good and valuable consideration including, among other things, the employment services rendered by the Executive to the Corporation, the receipt and sufficiency of which is hereby acknowledged by the Parties, and in consideration of the mutual covenants and agreements set forth herein, the Parties hereby covenant and agree as follows:

1.	Definitions. All capitalized terms used and not otherwise defined in this First Amendment will have the meanings given to such terms in the Original CIC Agreement.

2.	Amendments.
(a)	Section 4(a) to the Original CIC Agreement is hereby deleted in its entirety and replaced with the following:

Accrued Obligations. The Corporation shall pay the Executive, in cash, in a lump sum, on the thirtieth (30th) day following the Date of Termination (the “Payment Date”), the sum of (i) the Executive’s full base salary through the Date of Termination at the rate in effect at the time the Notice of Termination is given (disregarding any reduction thereto that constitutes Good Reason); (ii) all accrued but unused vacation determined as of the Date of Termination, determined based upon the Executive’s Severance Salary Rate (as defined below) and the Corporation’s vacation policy in effect on the Date of Termination (or, if more favorable to the Executive, the vacation policy in effect as of immediately prior to the Effective Date); (iii) the Executive’s annual bonus for the fiscal year immediately preceding the fiscal year in which the Date of Termination occurs, if such bonus has been determined but not paid as of the Date of Termination; (iv) if the Date of Termination is not the last day of a fiscal year, a prorated bonus payment equal to the Applicable Bonus (as defined below) multiplied by a fraction, the numerator of which is the number of days which have elapsed in the fiscal year in which the Date of Termination occurs and the denominator of which is the total number of days in such fiscal year; and (v) the Executive’s business expenses that are reimbursable pursuant to the applicable policy of the Corporation as in effect on the Date of Termination but have not been reimbursed by the Corporation as of the Date of Termination.

(b)	Section 4(c) to the Original CIC Agreement is hereby deleted in its entirety and replaced with the following:

Annual Incentive Plans. The Corporation shall pay to the Executive, in cash, in a lump sum, on the Payment Date, a payment equal to the greater of (i) two times the Executive’s target bonus as of the Date of Termination or (ii) two times the average of the annual bonus paid to the Executive by the Corporation in respect of the three complete fiscal years of the Corporation immediately preceding the Effective Date (for any such complete fiscal year for which the Executive was not eligible for an annual bonus, the Executive’s target bonus as in effect immediately prior to the Effective Date) ((i) or (ii), the “Applicable Bonus”).

3.	Miscellaneous.
(a)

Except as expressly amended by this First Amendment, the Parties hereby ratify, confirm and agree to continue be bound by the terms and conditions of the Original CIC Agreement.  This First Amendment and the Original CIC Agreement will hereafter be read and construed together as a single document, and all references to the Original CIC Agreement will hereafter refer to the Original CIC Agreement as amended by this First Amendment.  In the event of any conflict or inconsistency between the provisions of this First Amendment and any provision of the Original CIC Agreement, the provisions of this First Amendment will govern and control.

(b)

No amendment or waiver of any provision of this First Amendment will be binding on any Party unless consented to (whether in writing or electronically) by such Party. This First Amendment will inure to the benefit of and be binding upon the Corporation and its respective successors and assigns and upon the Executive and all other persons claiming or deriving rights through the Executive.

(c)

This First Amendment and the rights of all Parties hereunder, and the construction of each and every provision hereof, will be governed by and construed in accordance with the laws of the State of Delaware, without reference to the principles of conflicts of law.

IN WITNESS WHEREOF this First Amendment has been executed effective as of the Effective Date.

Corporation:

OVINTIV INC.

/s/ Brendan M. McCracken
Brendan M. McCracken
President and Chief Executive Officer

/s/ Rachel M. Moore
Rachel M. Moore
Executive Vice President, Corporate Services

Executive:

/s/ Corey D. Code
Corey D. Code, individually